CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Exhibit 10.44
Preferred Distributor Agreement
This Preferred Distributor Agreement (the “Agreement”) is entered into as of January 30, 2019 (the “Effective Date”) by and between Bloom Energy Corporation (“Company”), a corporation established under the laws of the State of Delaware, United States of America, and SK D&D Co., Ltd, a corporation established under the laws of the Republic of Korea (“Distributor”). Each of Company and Distributor are a “Party” and together are the “Parties”.
RECITALS
WHEREAS, Company develops, manufactures and supplies certain Products in connection with electric power facilities. Distributor is experienced and engaged in the business of engineering, procuring, and constructing electric power facilities on a turnkey basis, including the distribution of electric power generation components integrated into such facilities; and
WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which Distributor shall acquire Products from Company and distribute them to Customers located in the Republic of Korea pursuant to the turnkey development, engineering, procurement, and construction of solid oxide fuel cell generation facilities, all as further described herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
AGREEMENT
1.Definitions and Rules of Interpretation.
(a) Definitions.
“Ancillary Equipment” means, collectively, the Company-Required Ancillary Equipment and the Distributor-Procured Ancillary Equipment.
“Bloom Energy Server” means the solid oxide fuel cell server manufactured by Company, consisting of the exterior box and all components inside, including without limitation the fuel cell stack and power electronics.
“Bundang Standard” means a limitation of liability in each service year equal to […***…] of the annual LTSA service fee for such service year; provided, that if liability for liquidated damages in any year exceed the foregoing limitation, then such underperformance will be debited from the performance bank for the following service year.
“Business Day” means Monday through Friday, between 9am and 5pm in the location of the Project site, excluding Korean holidays.
“Claims” shall have the meaning given to it in Section 11(b) hereof.
“Commissioning Capacity Specification” means the Rated Capacity specification required for Products to pass the Commissioning Test applicable to such Products, as defined in the Purchase Order for such Products.

“Commissioning Completion” shall have the meaning given to it in Section 4(a) hereof.
“Commissioning Duration Specification” means the period of time during which the Commissioning Test for Products is performed, as defined in the Purchase Order for such Products.
“Commissioning Efficiency Specification” means the Efficiency specification required for Products to pass the Commissioning Test applicable to such Products, as defined in the Purchase Order for such Products.
“Commissioning Test” means the testing of the Products for a Project to determine whether it achieves the Commissioning Efficiency Specification when brought to the Commissioning Capacity Specification for the Commissioning Duration Specification, calculated by dividing (a) the AC electrical output (expressed in Therms) of the Products as measured at the Products’ transformers, by (b) the total LHV fuel input (expressed in Therms) of the Products, as measured at the Products’ Company-designated gas meter. The Commissioning Test includes the pre-power up check, fuel flow test, water system test, communication system test, and items as may be specified in a Purchase Order.
“Company Performance LD Cap” shall have the meaning given to it in Section 3(c)(ii) hereof.
“Company-Required Ancillary Equipment” means equipment for a Project, other than the Bloom Energy Server, which Distributor must purchase from Company to enable installation and operation, including without limitation equipment set forth on Exhibit A, as may be updated and delivered to Distributor from time to time.
“Company Trademarks” shall have the meaning given to it in Section 9(f) hereof.
“Confidential Information” shall mean (i) any information disclosed by Company to Distributor that is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature; (ii) oral information disclosed by Company to Distributor pursuant to this Agreement that is designated as confidential at the time of disclosure, and reduced to a writing marked as confidential and delivered by Company to Distributor within a reasonable time; (iii) any information a reasonable person in the circumstances would understand to be confidential, including without limitation non-public information contained in an RFP submission and the pricing terms of this Agreement. Notwithstanding any failure to so identify it, all non-public information embodied in the Products, including without limitation the source code underlying object code and bitmaps embodied in the Products, shall be Confidential Information.
“Customer” means any third party that obtains a Product integrated into a solid oxide fuel cell power facility in the Territory for the purpose of generating electricity, and not for further distribution or resale.
“Customer Agreement” means an agreement between a Customer and Distributor for the supply of Products. Where Distributor is the EPC Contractor for a Project, the Customer Agreement may be an EPC Agreement. Where Distributor is not the EPC Contractor for a Project, the Customer Agreement is not required to be the EPC Agreement.
“D&D Project” shall have the meaning given to it in Section 2(c)(i).

“Delivery” shall have the meaning given to it in Section 7(d)(i) hereof.
[…***…].
“Distributor-Procured Ancillary Equipment” means equipment for a Project, not including the Bloom Energy Server and Company-Required Ancillary Equipment, which Distributor may procure from suppliers other than Company, for use in the installation of a Project.
“Documentation” means published written documentation related to the specifications, performance, installation, use or maintenance of the Products provided by Company or a Supplier under this Agreement.
“EPC” means “engineering, procurement, and construction.”
“EPC Contractor” is the entity responsible for engineering, procuring and constructing each Project.
[…***…].
“Force Majeure” means any act or circumstance that delays or interferes with the affected Party’s performance of its obligations in accordance with this Agreement, if such act or event is beyond the reasonable control, and not the result of the fault or negligence, of the affected Party. “Force Majeure” shall include the following acts or events:
(i)    acts of God;
(ii)    acts of civil or military authority, war, riot, or other civil disturbances;
(iii)    fire or explosions not caused by the Products;
(iv)    the elements, extraordinarily extreme weather, and acts of nature, or environmental factors including storms, floods, dust, lightning and earthquakes;
(v)    failure to maintain gas pressure or gas quality requirements at the input of the Product;
(vi) a malfunction or failure of the electric grid at the applicable site of the Project (e.g. a brownout or blackout), including without limitation, the failure of the electric grid to comply with, as applicable, the standards set forth in the IEEE Standard 1547 for Interconnecting Distributed Resources with Electric Power System, as may be amended from time to time;
(vii) sabotage, vandalism, theft, accident or destruction caused by a third party (other than a contractor retainer by either Party), that materially impair either Party’s ability to perform its obligations under this Agreement;
(viii) any issues caused by the addition or operation of onsite generation or electrical infrastructure not comprising the Products;
(ix)    strikes, walkouts, lockouts or similar labor actions or disputes;
(x)    or any other cause or causes which are beyond such Party’s reasonable control; or

(xi) the inability to connect to the internet, or any other failure or unavailability of internet connectivity or availability for any cause whatsoever, including fiber optic cable cuts, interruption or failure of digital transmission links, hacker attacks.
“Force Majeure” shall not include a Party’s financial inability to perform under this Agreement.
“Indemnified Parties” shall have the meaning given to it in Section 11(b) hereof.
“Indemnifying Party” shall have the meaning given to it in Section 11(b) hereof.
“Initial Term” shall have the meaning given to it in Section 13(a) hereof.
“Invoice Due Date” means, for invoices issued by Company (a) prior to January 1, 2019, within […***…] of receipt of such invoice; and (b) on or after January 1, 2019, within […***…] of receipt of such invoice.
“kW” means kilowatts, and “MW” means megawatts. All references to kW and MW of Projects refer to the rated output of such Projects.
[…***…].
“Licensed Material” means (a) the Products, and (b) all documentation delivered hereunder by Company to Distributor for use pursuant to the terms and conditions of this Agreement.
“Limited License” shall have the meaning set forth in Section 9(b) hereof.
“LTSA” means the “long term service agreement” pursuant to which O&M services for a Project are rendered.
“Major Subcontract” means any subcontract or series of subcontracts for the performance of Distributor’s obligations under this Agreement or under a Customer Agreement, having an aggregate value in excess of fifty percent (50%) of the engineering and construction budget for such Project.
“Market” means Projects in the Territory.
“Marketing Materials” shall have the meaning set forth in Section 9(h) hereof.
“Notice of Commissioning Completion” shall have the meaning given to it in Section 4(a) hereof.
“O&M” shall have the meaning given to it in Section 3(a) hereof.
“Performance Insurance” means a policy of insurance covering Company’s non-payment of amounts due to Customer pursuant to a LTSA in connection with a refund, repurchase, or similar consideration for passage of title and possession to the applicable Products to Company.
“Permitted Subcontractor” means a subcontractor set forth on Exhibit B, or otherwise approved by Company in writing, not to be unreasonable withheld, delayed, or denied; provided, however, that in no event shall a competitor or potential competitor to Company be a Permitted Subcontractor”.
“Pre-Commissioning Completion Warranty” shall have the meaning given to it in Section 4(b)(i) hereof.

“Pre-Commissioning Completion Warranty Period” shall have the meaning given to it in Section 4(b)(i) hereof.
“Product” means any of the Bloom Energy Server and Company-Required Ancillary Equipment and any Software, Documentation or Updates provided pursuant to this Agreement.
“Product Price” shall have the meaning given to it in Section 6(a)(i) hereof.
“Prohibited Activities” shall have the meaning set forth in Section 9(c) hereof.
“Project” means a fuel cell energy generation project composed of Bloom Energy Servers, together with applicable Company-Required Ancillary Equipment and Distributor-Procured Ancillary Equipment.
“Purchase Order” shall have the meaning given to it in Section 7(b) hereof.
“Rated Capacity” means the aggregate rated capacity (expressed in kW) of the Bloom Energy Servers included in the Project, as set forth in a duly-accepted Purchase Order.
“Renewal Term” shall have the meaning given to it in Section 13(a) hereof.
“ROFR” shall have the meaning given to it in Section 2(a) hereof.
“ROFR Exercise Period” shall have the meaning given to it in Section 2(a) hereof.
“Second Distributor” means SK Engineering & Construction Co., Ltd.
“Second Distributor Agreement” means that certain Preferred Distributor Agreement, dated as of November 14, 2018, by and between Company and Second Distributor, as amended by that certain Amendment No. 1 to Preferred Distributor Agreement, dated as of December 19, 2018, by that certain Amendment No. 2 to Preferred Distributor Agreement, dated as of even date herewith, and as may be further amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms.
“Standard Performance Commitments” means:
(a)Performance Guarantee (i.e. remedy is payment of liquidated damages): (i) […***…] lifetime cumulative total output factor with banking (pre-transformer); (ii) if required by Customer, […***…] lifetime cumulative LHV efficiency with banking (pre-transformer); and
(b)Performance Warranty (i.e. remedy is repair, replacement, repurchase): (i) […***…] lifetime cumulative total output factor with banking (pre-transformer); (ii) if required by Customer, […***…] lifetime cumulative LHV efficiency with banking (pre-transformer).
“Software” means the software provided by Company or a Supplier pursuant to this Agreement.
“Suppliers” means any providers of third party software that is included with Software provided under this Agreement.
“Technical Advisor” shall have the meaning give to it in Section 4(c) hereof.
“Term” shall have the meaning given to it in Section 13(a) hereof.

“Territory” means the Republic of Korea.
“Third Party Software” has the meaning given to it in Section 9(d) hereof.
“Tri-Party Agreement” means that certain Tri-Party Consent and Agreement, dated as of even date herewith, by and among Company, Distributor, and Second Distributor, as may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms.
“Updates” means any corrections, enhancements, bug fixes or other modifications for the Products provided to Distributor by Company pursuant to this Agreement.
“Warranty Correction” shall have the meaning given to it in Section 4(b)(ii) hereof.
(b) Rules of Interpretation. Unless a clear contrary intention appears, (i) the singular includes the plural and vice versa; (ii) “include” or “including” means including without limiting the generality of the description preceding such term; (iii) the word “or” is not exclusive, unless otherwise expressly stated; (iv) headings are provided for the convenience of the parties and shall not affect the interpretation of a provision; (v) all references to days or time shall mean such day or time in California, U.S.A., except as may be expressly set forth in a Purchase Order; (vi) all references to money shall be in United States dollars; except as may be expressly set forth in a Purchase Order; and (vii) all references to “Korea” refer to the Republic of Korea. References to sections, exhibits and schedules are, unless otherwise indicated, references to sections, exhibits, and schedules to this Agreement. References to an exhibit shall mean the referenced exhibit and any sub-exhibits, schedules, sub-parts, components or attachments included therewith. References to a section shall mean the referenced section and all sub-sections thereof. All exhibits attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes.
2.ROFR; Appointment of Distributor.
(a) Right of First Refusal. Company shall have the right of first refusal during the Term (the “ROFR”) to serve as Distributor’s supplier of the generation equipment for any D&D Project in the Territory. The ROFR is exercisable within ninety (90) days (“ROFR Exercise Period”) from the date that Distributor delivers written notice to Company, requesting Company’s determination of whether it will exercise its ROFR for such D&D Project. When Distributor requests Company’s determination of whether it will exercise its ROFR for a D&D Project, then notwithstanding whether the ROFR is exercised within ROFR Exercise Period for such D&D Project, Distributor shall continue to serve as the distributor for such D&D Project.
(b) The ROFR will automatically terminate, and Distributor may determine whether to pursue such D&D Project, by itself or with third parties, without the involvement Company, if Company does not deliver written notice within the ROFR Exercise Period that it wishes to exercise right to serve as supplier for such D&D Project. The ROFR is not a right to require that Company or Distributor consummate any particular sales or service transaction for any particular D&D Project. Company and Distributor may each, in its sole discretion and for any reason, determine whether to pursue or consummate any D&D Project and enter into a Purchase Order. If a Party chooses not to pursue or consummate any transaction for which the ROFR has been exercised within the ROFR Exercise Period, such Party shall not thereafter pursue or consummate such D&D Project by itself or with a third party. For the avoidance of doubt, Company shall have no right with respect to any D&D Project for which it does not exercise its right to serve as supplier within the ROFR Exercise Period.
(c) D&D Projects.
a.Definition. “D&D Project” means any fuel cell generation project in the Territory which is expected to be owned, prior to the Commissioning Completion Date, (a) directly by Distributor as a licensed and registered independent power producer; or (b) by a special purpose company in which Distributor directly or indirectly has majority or minority, controlling or non-controlling, equity ownership interest; provided, however, that the foregoing definition shall be subject to mutually-agreed written modification in accordance with Section 2(c)(ii).
b.Prior to the expiration of the Initial Term and each Renewal Term, Distributor and Company may mutually agree in writing upon an adjustment to the definition of “D&D Project” for use during the upcoming Renewal Term, based upon market conditions, technological development, and other relevant factors; provided, however, that the definition used during the Initial Term shall not be excluded from the term to be applicable during the upcoming Renewal Term.
(d) Material Breach. If Distributor offers a D&D Project to a third party that is subject to the Company ROFR without first sending a notice to Company in accordance with Section 2(a), it shall constitute a material breach of the Agreement, but may be cured by revoking such offer to the third party within five (5) days of written notice thereof and thereafter proceeding in accordance with ROFR procedures set forth in Section 2(a).
(e) Business Plan Target and ROFR.
a.    Business Plan Target. The Parties shall make best efforts to attain […***…] of executed Purchase Orders during the Initial Term. If the Parties renew for any Renewal Term, the business plan target(s) for such Renewal Term shall be determined by mutual written agreement. If the Parties do not renew for any Renewal Term, there shall be no liability for either Party arising out of the failure to achieve the prior business plan target.
b.    Appointment.
(1)Subject to the terms and conditions of this Agreement and the Tri-Party Agreement, Company hereby appoints Distributor, for the Term, as an authorized distributor of the Products from Company for redistribution to Customers pursuant to each Project in the Territory for which Distributor has exercised the ROFR pursuant to Section 2(a). This appointment is nonexclusive with respect to Projects outside the Territory, Projects for which Distributor has not exercised the ROFR pursuant to Section 2(a), Projects with Second Distributor, and Projects for which contracted sales occur following the expiration of the Term or earlier termination of this Agreement in accordance with its terms. In such cases, Company reserves the right to license and distribute the Products directly and through any other remarketers, dealers, distributors, sales representatives or other channels and for any purposes. In such cases, Company reserves the right to market and sell upgrades for the Products and/or other products or services to any Customer that has previously obtained a licensed Product from Distributor. Subject to the terms and conditions of this Agreement, Distributor will be free to establish its own pricing for Products.

(2)Each license of Products from Company to Distributor pursuant to this Agreement shall be subject to, and governed by, this Agreement, including without limitation the intellectual property provisions set forth in Section 9, and the export and import restrictions set forth in forth in Section 14. Company shall not be bound by, and specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement and which is submitted by Distributor in any order, receipt, acceptance, confirmation, correspondence or otherwise, unless Company specifically agrees to such provision in a writing signed by Company.
(f) Second Distributor. The Parties acknowledge that (a) Company and Second Distributor have entered into the Second Distribution Agreement, and (b) the Parties and Second Distributor have entered into the Tri-Party Agreement. The Parties agree that, notwithstanding anything in this Agreement to the contrary, including without limitation Section 2 hereof, Second Distributor may serve as a distributor of Company in the Territory and Company may supply Products and Ancillary Equipment to Second Distributor for Projects in the Territory, in each case without any obligation to notify or receive the consent of Distributor. The Parties agree that all disputes related to or arising out of Company’s relationship with Second Distributor or any supply or service transaction conducted between Company and Second Distributor shall be exclusively and finally resolved pursuant to the terms and conditions of the Tri-Party Agreement.
3.Resale Terms and Conditions.
(a) Intellectual Property.
a.    Distributor shall comply with all intellectual property limitations set forth in Section 9.
b.    Distributor shall make best efforts to ensure that the intellectual property provisions of the Customer Agreement (and, if applicable, related RFP bid materials) comply with the following requirements, and shall receive Company’s written consent prior to executing a Customer Agreement (which may occur as early as submission of RFP bid materials) which does not comply with such provisions: (a) Company shall have the exclusive right to conduct all monitoring, control, operations, and maintenance activities (“O&M”) for each Project during the life thereof; (b) Customer and all third parties shall otherwise comply with the Prohibited Activities; (c) Company shall have a right of re-purchase upon abandonment, or attempted sale or transfer of the Products or Project; and (d) pursuant to the terms and conditions of the LTSA, Company shall have a right of re-purchase upon termination of the LTSA for any reason.
(b)     Customer Agreement.
a.    Responsibility. Any Customer Agreement consummated with respect to a Project shall be by and between Distributor and Customer, and Company shall have no obligation or liability thereunder. As between Distributor and Customer, Distributor shall be responsible for the performance of all obligations thereunder, including obligations with respect to development, permitting, engineering, procurement, and construction. Distributor shall not subcontract any obligation under the Customer Agreement or this Agreement unless such subcontractor is a Permitted Subcontractor; provided, however, that any and all Major Subcontracts shall be subject to Company’s prior written consent. Distributor shall be solely responsible for the engagement, management and payment of its subcontractors, and shall be solely responsible for the acts, omissions or defaults of its subcontractors and their agents, representatives and employees.
b.    Terms and Conditions. In the event that Customer of a Project imposes unfavorable terms and conditions in its Customer Agreement that conflicts with or deviates from this Agreement, both Parties shall use best efforts to negotiate with Customer the terms and conditions of the Customer Agreement as the equal level with this Agreement.
c.EPC Contractor. Distributor may serve as EPC Contractor for any Project. Distributor shall obtain Company’s prior written consent regarding any third party chosen to serve as the EPC Contractor for a Project and the terms of such relationship. If such consent is granted, then the Parties may execute a Purchase Order for such Project. All activities of any EPC Contractor (including without limitation Distributor) shall be subject to the intellectual property provisions set forth in Section 3(a), and Company (and not Distributor or any third party) shall perform all activities which require opening a Bloom Energy Server, including without limitation in connection with the commissioning of each Project. For the avoidance of doubt, EPC Contractor pricing shall be taken into consideration by Distributor when Distributor determines whether to exercise a ROFR, and the pricing set forth in Section 5 shall not be subject to change arising out of costs and expenses related to the EPC Contractor of a Project.
d.Buy-Down LDs. Liquidated damages commonly referred to as “buy-down liquidated damages” and assessed prospectively for future performance of a Project based upon performance during commercial operation of such Project (e.g. one (1) year or two (2) years of commercial operation), do not form part of Company’s offer for any Project. If buy-down liquidated damages are required by the rules of procurement for any project (e.g. the rules of a request for proposals), then the Parties may, by mutual written agreement, decide in writing to pursue such Project upon terms and conditions with respect to such buy-down liquidated damages which are mutually acceptable to the Parties; provided, that neither Party shall be under any obligation to enter into any such agreement.
e.Performance Bond. If a Customer Agreement requires Distributor to post a “performance bond” or equivalent financial security to secure performance of the Delivery of the Products and the passage of the Commissioning Test (a “Performance Bond”), the Parties shall set forth in the applicable Purchase Order the requirements of such financial security, and the Parties’ respective responsibility therefor; provided, that in no event shall Company’s responsibility for posting a Performance Bond exceed the lesser of (a) the pro-rata percentage of the contract price under such Customer Agreement attributable to the supply of the Products; and (b) one hundred percent (100%) of the Product Price of such Products as set forth in the Purchase Order therefor. The contractual liability of Company for failure to timely Deliver the Products or for the Products to pass the Commissioning Test, together with the draw conditions for a Performance Bond posted by Company, shall be set forth in the Purchase Order. The Parties shall make best efforts to negotiate in the Customer Agreement to minimize exposure related to such liabilities.
(c)    LTSA.

a.    LTSA Negotiation. Company shall be solely authorized and responsible for all marketing (including bid materials), negotiation, and execution of any LTSA for any Project that is, or is proposed to be, subject to a Customer Agreement. Distributor may not, without Company’s prior written consent, make any representation on Customer’s behalf with respect to any LTSA, including without limitation representation regarding pricing, performance commitments, or limitations of liability. Distributor shall have the opportunity to participate in LTSA negotiations with Company and Customer for any LTSA that is subject to the Distributor Excess Performance LD Commitment. Distributor shall not have liability pursuant to any LTSA, except as set forth in an Excess Performance LD Agreement.
b.    Company Performance Liquidated Damages. Notwithstanding anything to the contrary in this Agreement, Company’s total liability for performance liquidated damages for any Project, for the term of the LTSA of such Project, shall in no event exceed (a) during the first ten (10) years of commercial operation, […***…] of the pre-tax Bloom Energy Server equipment sale price from Company to Distributor; and (b) for […***…], […***…] of the pre-tax Bloom Energy Server equipment sale price from Company to Distributor (the foregoing, collectively, the “Company Performance LD Cap”).
(d)     […***…].
a.    […***…].
b.    […***…].
c.    […***…].
4.Commissioning and Pre-Commissioning Completion Warranty.
(a) Commissioning. Company shall perform the Commissioning Test at the earliest practicable date after the Products are mechanically complete as a complete Project (or, if such Project is in phases, a complete phase of such Project), and have all governmental authorizations and third party consents required to bring such Project (or phase thereof, as applicable) to operational power levels and perform the Commissioning Test. Upon passage of the Commissioning Test, Company shall deliver to Distributor a notice of commissioning completion, substantially in the form set forth in Exhibit D (“Notice of Commissioning Completion” and the date of commencement of operations set forth therein, the “Commissioning Completion Date”). If the Products fails to pass the Commissioning Test, Distributor may submit a claim under the Pre-Commissioning Completion Warranty to Company for verification pursuant to Section 4(b).
(b) Pre-Commissioning Completion Warranty.
a.    Pre-Commissioning Completion Warranty. Subject to Section 4(b)(iii), Company warrants to Distributor, that, during the period commencing upon Delivery and continuing until the achievement of Commissioning of the Products for a Project (“Pre-Commissioning Completion Warranty Period”), such Products shall be free from physical defects in design, materials and workmanship that prevent such Products from achieving Commissioning Completion (the “Pre-Commissioning Completion Warranty”). The Pre-Commissioning

Completion Warranty is not transferable to any third person, including a Customer, without Company’s prior written consent.
b.    Warranty Correction. If Products fail to satisfy the Pre-Commissioning Completion Warranty during the Pre- Commissioning Completion Warranty Period, Distributor shall make a written warranty claim to Company and Company shall verify whether such warranty claim is valid. Company shall either repair or replace (as determined by Company) the applicable Products (a “Warranty Correction”) and re-perform the Commissioning Test within times acceptable to Customer; provided, that if Company has commenced and thereafter diligently pursued such Warranty Correction, but the nature of the specific remedy cannot be performed at the time requested by Customer, then such period shall conform to terms and conditions under the Purchase Order. Company may, as it deems necessary or appropriate, re-perform a Warranty Correction within such period (as may be extended pursuant to the foregoing sentence). Upon completion of the Warranty Correction, Company shall notify Distributor in writing, and Commissioning Test shall be re-performed. Breach of the Pre-Commissioning Completion Warranty shall not be extended to the Pre-Commissioning Completion Warranty Period after the achievement of Commissioning Completion. If Company fails to provide a Warranty Correction within the time required by the Customer Agreement, and as a result Customer rejects the Products, then Company shall pay to Distributor, as Distributor’s sole and exclusive remedy, the Refund Amount. The “Refund Amount” is amount equal to (a) amounts refunded from Distributor to Customer pursuant to such Customer Agreement caused by such rejection; plus (b) direct third party costs and expenses incurred by Distributor to restore such Site in satisfaction of the terms and conditions of such Customer Agreement (including amounts in connection with disassembling works constructed at the Site); provided, however, that in no event shall Company’s liability for a Refund Amount exceed the sum of (X) the aggregate Product Price of such Products, plus (Y) the costs incurred by Distributor to install such Products (without Distributor markup or margin), plus (Z) the direct third party costs incurred by Distributor to restore such Site (without Distributor markup or margin) (such sum, the “Refund Cap”).
c.    Exclusions. The Pre-Commissioning Completion Warranty shall not cover any obligations on the part of Company to the extent caused by or arising from (a) the Products affected by loss, vandalism, or other third-party actions or omissions after Delivery; (b) any failure relating to failure of natural gas supply to conform to the required specifications; (c) removal of any safety device by any person other than Company, (d) accidents, abuse, improper third party testing, (e) Force Majeure Events, or (f) commissioning, operation, repair, opening or accessing, or modification of the Products by anyone other than Company or Company’s authorized agents.
(c) Technical Advisor. During the period of construction, Company shall make reasonably available an employee of Company or its affiliates during business hours (telephonically, via email, or at the Site, as may be mutually agreed and coordinated) to serve as technical advisor regarding Company technology (a “Technical Advisor”). Such Technical Advisor shall provide interpretive advice to Distributor regarding the technical specifications, installation manual, and other Product-specific information. Such advice shall exclude any supervision, management, or evaluation of Distributor’s or its contractors’ personnel, agents or subcontractors and work relating thereto, and any responsibility for planning, scheduling or management of Distributor’s work (including in connection with development or permitting).
5.Post-COD Warranty Matters. The Parties expect that, following Commissioning Completion of the Products (a) the Products shall not be within the scope of Distributor’s warranty to a Customer, as set forth in the Customer Agreement; and (b) Company’s performance commitments and financial responsibility under the LTSA do not include responsibility for damaged, defective, or otherwise underperforming Ancillary Equipment. If the foregoing expectation is not fulfilled in any Customer Agreement or LTSA, the Purchase Order for such Products shall reflect the Parties’ respective responsibility to the other Party, if any, for the damaged, defective, or otherwise underperforming Products or Ancillary Equipment.
6.Prices and Payment.
(a) Product Pricing. Pricing applicable to Products subject to this Agreement (the “Product Price”) shall be as follows:
a.    Bloom Energy Server: […***…].
b.    Company-Required Ancillary Equipment: […***…].
(b) Invoicing. Company shall invoice Distributor the Product Price applicable to the Products set forth in a Purchase Order as follows:
c.    Deposit: […***…], invoiced upon receipt of a Purchase Order.
d.    Delivery: […***…], invoiced upon Delivery of such Products.
(c) Payment. Except as expressly provided in this Agreement, payment obligations are non-cancellable, and payments made hereunder shall be irrevocable and non-refundable. Distributor shall pay all invoices by no later than the Invoice Due Date. If Distributor fails to make any payment when due, Company may, at its option and without prejudice to its other remedies, suspend performance, defer delivery or seek remedies available at law or in equity without liability to Company.
(d) Taxes. Taxes, duties or excises are not included in the fees charged for the Product, except as may be set forth in the Incoterm applicable to the shipment of such Product, as set forth in Section 7(d)(ii)(1). If Company pays any taxes, duties or excises which are not included in the fees charged for the Product, Company shall itemize such taxes, duties or excises as a separate item on its invoices to Distributor, and Distributor shall reimburse Company for such taxes, duties or excises; provided, that Distributor shall not be required to make any such reimbursement if it provides a valid tax exemption certificate to Company prior to Delivery of such Product.
(e) Late Payments. Interest shall accrue daily on amounts which are not paid by the Party owing such amount when due pursuant to this Agreement at a rate equal to the lesser of […***…] or the highest rate permitted by Applicable Law (if less than […***…]). In the event that any payment to Company due hereunder is overdue, Company reserves the right to suspend performance until such delinquency is corrected.
7.Supply of Products.

(a) Forecasts. During the Term, Distributor shall provide Company with a good faith rolling twelve (12) month forecast, updated quarterly, for units of the Products (in kW) to be sold by Distributor hereunder during each month in such twelve (12) month period.
(b) Purchase Orders. Distributor shall initiate purchases under this Agreement by submitting written purchase orders to Company substantially in the form set forth as Exhibit C (each, a “Purchase Order”). Purchase Orders shall state unit quantities, unit descriptions, requested delivery dates, shipping instructions, and other matters, which shall in each case be subject to the Parties’ mutual agreement. Neither Party shall be obligated to execute a Purchase Order, and no Purchase Order shall be binding upon either Party until signed by each of Distributor and Company. Once executed by both Parties, Purchase Orders shall be non-cancelable for any reason other than due to a Force Majeure event that causes the cancellation of such Project or in Distributor’s participation in such Project.
(c) Packing. All Products shipped by Company to Distributor under this Agreement shall be packaged in accordance with instructions set forth in the applicable Purchase Order.
(d) Title; Risk of Loss; Acceptance; and Shipment.
a.    Title, Risk of Loss, and Acceptance.
(1)Delivery. Title, risk of loss, and acceptance of the Products shall pass from Company to Distributor upon Delivery. “Delivery” shall mean delivery at the named port of unlading in the Republic of Korea, prior to unloading.

(2)Risk of Loss. For the avoidance of doubt, in the event of a conflict between Section 7(d)(i)(1) and the Incoterm specified in Section 7(d)(ii)(1) with respect to risk of loss, the risk of loss specified in Section 7(d)(i)(1) shall control over the Incoterm and shall govern the Parties’ respective liabilities. As between Company and Distributor, the insurance of Distributor shall be responsible for insurable losses occurring on or after passage of risk of loss from Company to Distributor pursuant to Section 7(d)(i)(1).
b.    Shipment Terms.
(1)    All Products shall be shipped […***…] (Incoterms 2010) to named port of unlading the Republic of Korea.
(2)    Company shall pay for the cost of shipping up to the port of unlading in the Republic of Korea, and Distributor shall be the importer of record and shall responsible for all costs of import, including customs clearance, destination fees, duties, taxes, on-carrier fees, and other charges at and from the port of entry in the Republic of Korea. Regarding marine insurance, where Company ships CFR, Distributor shall pay the costs of insurance during shipment, and where Company ships DAT, Company shall pay the costs of insurance during shipment.
(e) Product Updates. Company shall have the right to make design modifications to Products from time to time and in its sole discretion, at any time prior to the execution of a

Purchase Order for such Product. Following execution of a Purchase Order for a Product, Company shall not, without the prior written consent of Distributor, make design modifications to the Products set forth in such Purchase Order that represent a material change to such Products’ form, fit, or function.
8.Marketing and Administration.
(a) Independent Contractor. Distributor is an independent contractor, not an employee, agent, or representative of Company. Distributor is not authorized to, and will not attempt to, create or assume any obligation or liability, express or implied, in the name of or otherwise on behalf of Company. Without limiting the generality of the foregoing, Distributor will not enter into any contract, agreement or other commitment, make any warranty or guaranty, or incur any obligation or liability in the name or otherwise on behalf of Company. This Agreement will not be interpreted or construed as creating or evidencing any agency, franchise, association, joint venture or partnership among the Parties.
(b) Marketing. Distributor shall market, promote, and distribute the Products in the Territory as Company’s “preferred partner” in the Territory and as otherwise mutually agreed by the Parties. These efforts may include without limitation the use of mailings, advertising, seminars, and other customary marketing techniques. Company will provide support to Distributor for Market development activities, and may choose to engage in marketing activities.
(c) Feedback. Distributor shall provide Company with prompt written notification of any comments or complaints about the Products that are made by Customers, and of any problems with the Products or their use that Distributor becomes aware of. Such written notification shall be the property of Company, and shall be considered to be part of Company’s Confidential Information.
(d) Audit. Company shall have the right to inspect and audit Distributor’s marketing, use, deployment, and exploitation of the Products for compliance with the terms and conditions of this Agreement.
(e) Force Majeure. Neither Party shall be liable under any circumstance, nor be deemed to be in breach of this Agreement, for any delay or failure in performance or interruption of service resulting from Force Majeure. In the case of a delay due to an event of Force Majeure, affected deadlines shall be extended by a period of time equal to the time lost due to Force Majeure.
9.Ownership.
(a) Proprietary Rights. Company or its Suppliers own all right, title and interest (including without limitation all intellectual property rights), in and to the Products and any modifications or improvements thereto, whether or not made by Company. Distributor acknowledges that the licenses granted under this Agreement do not provide Distributor with title to or ownership of any intellectual property rights contained in or related to the Products, but only a right of limited use under the terms and conditions of this Agreement. Except as expressly set forth in Section 3 and this Section 9, Company reserves all rights and grants Distributor no licenses of any kind hereunder. Distributor hereby assigns to Company all information, including but not limited to feedback or suggestions, provided to Company with respect to the Products, and such information shall be deemed Confidential Information.

(b) License Grant. Subject to the terms and conditions of this Agreement, Company grants to Distributor a limited, non-exclusive, non-transferable, royalty-free license to market, sell and offer to sell the Products to Customers within the Market during the Term, including use of all Licensed Material for such purpose (the “Limited License”).
(c) Restrictions. The Limited License does not include any rights to, and Distributor shall not (and shall not permit any Customer to) conduct any of the following activities (such activities, the “Prohibited Activities”):
a.    Disassemble, decompile or “unlock”, translate, decode or otherwise reverse engineer, or attempt in any manner to reconstruct or discover, any part of the Products or other Licensed Materials;
b.    Modify, adapt, enhance, or create a derivative work of the Products or other Licensed Materials. Only Company shall have the right to modify, adapt, enhance or create a derivative work of the Products or any other Licensed Material;
c.    Use the Licensed Materials to develop or manufacture a product that is similar to Products or other Licensed Materials;
d.    Open the covering, access the interior, or give others the opportunity to open the covering or access the interior, of any Products. Only Company and its authorized representatives may open or access such interior;
e.     Copy or remove any proprietary notices, labels, or marks on Licensed Materials without Company’s prior written consent;
f.Except as expressly permitted by this Agreement, assign, sublicense, distribute, rent, lease, loan, sell, transfer, network, publish, make available, or permit any third party access to the Products or other Licensed Materials;
g.Develop intellectual property, or help any third party develop intellectual property, which could be asserted against Company’s intellectual property in the Products or other Licensed Materials;
h.File any action (or directly or indirectly support or be involved in any such action) in any court or agency which in any way attack the validity, enforceability, ownership, or protectability of any intellectual property of Company (including trade secrets), Confidential Information of Company, or other proprietary Company information; or
i.Cause or permit any third party to do any of the foregoing.
(d) Software. Distributor acknowledges that the Software may contain or be provided with copyrighted software of Company’s Suppliers as identified in associated documentation or other printed materials (“Third Party Software”) which is obtained under a license from such Suppliers. All third party licensors and Suppliers retain all right, title and interest in and to such Third Party Software and all copies thereof, including all copyright and other intellectual property rights.

Distributor's use and distribution of any Third Party Software shall be subject to and Distributor shall comply and cause all Customers to comply with the applicable restrictions and other terms and conditions set forth (i) in this Agreement or the Documentation applicable to the Software and (ii) in such Third Party Software documentation or printed materials.
(e) Proprietary Notices. Distributor will ensure that all copies of the Products will incorporate copyright and other proprietary notices in the same manner that Company incorporates such notices in the Products or in any manner reasonably requested by Company. Distributor will not remove any copyright or other proprietary notices incorporated on or in the Products by Company.
(f) Use of Trademarks. During the term of this Agreement, Distributor may advertise the Products under the trademarks, marks, and trade names that Company may provide from time to time (the “Company Trademarks”). Distributor understands that Company has applied for applicable federal and state registration of certain of its trademarks and agrees, upon Company’s request, to so indicate on the Products and in any advertisement, promotional materials or other documents that contain the Products’ names. Nothing herein will grant to Distributor any right, title or interest in Company Trademarks. At no time during or after the term of this Agreement will Distributor challenge or assist others to challenge Company Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Company. Distributor will follow reasonable trademark usage guidelines communicated by Company, will provide examples of its usage of Company Trademarks upon request by Company, and will promptly correct any deviations from such guidelines upon notification by Company of such deviations.
(g) Use of Trade Names. Distributor will present and promote the sale of the Products fairly. Distributor may represent itself as an authorized Distributor of Company and use Company’s product names in Distributor’s advertising and promotional media provided (i) that Distributor conspicuously indicates in all such media that such names are trademarks of Company and (ii) that Distributor submits all such media to Company for prior approval and satisfies the requirements set forth in paragraph (c) above. Upon termination of this Agreement for any reason, Distributor will immediately cease all use of the Products’ names and Company Trademarks and, at Distributor’s election, destroy or deliver to Company all materials in Distributor’s control or possession which bear such names and trademarks, including any sales literature. Distributor will not challenge any intellectual property rights claimed by Company in such trademarks.
(h) Use of Marketing Materials. Company may provide Distributor with marketing materials, such as marketing literature, Company logos, and/or artwork, as Company may determine in its sole discretion (the “Marketing Materials”). Company hereby grants Distributor permission to use, reproduce, translate, and distribute the Marketing Materials solely in connection with Distributor’s distribution of Products hereunder. Distributor hereby assigns to Company all intellectual property rights in any and all translations of the Marketing Materials. Upon termination of this Agreement for any reason, Distributor will immediately cease all use of the Marketing Materials and, at Distributor’s election, destroy or deliver to Company all Marketing Materials in Distributor’s control or possession.
10.Confidentiality.

(a) Confidential Information. During the period this Agreement is in effect and for ten (10) years thereafter, the Parties shall hold Confidential Information of the other Party in confidence and use the same degree of care, but in no event less than reasonable care, to avoid disclosure of Confidential Information as it uses with respect to its own confidential and proprietary information of similar type and importance. The receiving Party agrees to disclose Confidential Information only to its employees or other agents who have a bona fide need to know solely to perform its obligations or exercise its rights hereunder, who will each agree to comply with this section. The receiving Party shall not sell, license, sublicense, publish, display, distribute, disclose or otherwise make available the Confidential Information to any third party nor use such information except as authorized by this Agreement. The receiving Party shall immediately notify the disclosing Party of the unauthorized disclosure or use of the Products or Confidential Information and to assist Company in remedying such unauthorized use or disclosure. It is further understood and agreed that any breach of this Section 10 or Section 9(c) is a material breach of this Agreement and any such breach would cause irreparable harm to the disclosing Party, entitling the disclosing Party to injunctive relief in addition to all other remedies available at equity or law. Notwithstanding the above, non-public information contained in an RFP and the prices hereunder shall be Confidential Information of both Parties.
(b) Exceptions. Notwithstanding the above, receiving Party shall be under no obligation not to disclose any information that it can prove: (i)    was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party; (ii) was known to the receiving Party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing Party; (v) becomes known to receiving Party, without restriction, from a source other than the disclosing Party without breach of this Agreement by receiving Party; or (vi) is disclosed pursuant to the order or requirement of a court, administrative agency, other governmental body, or the requirements of a public stock exchange; provided, however, that receiving Party shall provide prompt notice thereof to disclosing Party to enable disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.
11.Indemnification.
(a) Intellectual Property Indemnification.
a.    Company shall indemnify, defend and hold Distributor harmless against any third party action (including a Customer) alleging that the Products infringe any valid U.S. patent or copyright, and Company shall pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against Distributor in connection with such action, provided Distributor (i) notifies Company promptly in writing of any such action, (ii) gives Company exclusive control and authority over the defense or settlement of such action, (iii) does not enter into any settlement or compromise of any such action without the prior written consent of Company and (iv) provides all reasonable assistance to Company at the request and expense of Company. If any Licensed Material becomes, or in the opinion of Company may become, the subject of an infringement claim, Company may, at its option, (i) procure for Distributor the right to continue using such Licensed Material, (ii) modify or replace such Licensed Material with substantially equivalent non-infringing products, or (iii) require the return of such Licensed Material and refund to Distributor a pro-rata portion of the Product Price of such Licensed Material on a depreciated basis, without depreciation for the first year after achievement of Commissioning, and thereafter on a straight line amortization of the Product Price equal to the term of the LTSA (e.g. nineteen year amortization for a twenty-year LTSA); with the provision of remedies pursuant to this Section 11(a)(i) being the sole and exclusive remedies for an infringement claim subject to this Section 11(a).
b.     Company shall have no indemnification obligations with respect to any third party action alleging that (i) the use of any Products, or any part of them, in combination with products or technology not supplied by Company, or (ii) any service or other process utilizing any Products, infringes any third party intellectual property right, and in such event Distributor will indemnify, defend and hold harmless Company, and its officers, directors and employees, against any such action, and Distributor will pay all settlements entered into, and all final judgments and costs (including reasonable attorneys’ fees) awarded against such party in connection with such action, provided Company (i) notifies Distributor promptly in writing of any such action, (ii) gives Distributor exclusive control and authority over the defense or settlement of such action, (iii) does not enter into any settlement or compromise of any such action without Distributor’s prior written consent and (iv) provides all reasonable assistance to Distributor at the request and expense of Distributor.
(b) Mutual Indemnification. Except as otherwise set forth in this Agreement, each Party (such Party providing indemnification, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its affiliates, and each of their respective directors, officers, members, shareholders, employees and contractors (collectively, the “Indemnified Parties”), from and against all third party (not including affiliates, third party beneficiaries, or persons with an equity or security interest the Indemnified Party or its assets) claims, demands, actions, causes of action, and proceedings (“Claims”) for injury or death of any person or loss or damage to property, in each case to the extent caused by the Indemnifying Party’s gross negligence or willful misconduct; provided, that the Indemnified Party shall provide the Indemnifying Party prompt notice of any such Claim, authorize the Indemnifying Party to settle or defend such Claim, provide the Indemnifying Party control of the defense of such Claim, and assist such defense (at the Indemnifying Party’s reasonable expense) upon request of the Indemnifying Party. Notwithstanding the foregoing, an Indemnifying Party shall not be required to indemnify, defend or hold harmless for any Claim arising out of the negligence, willful misconduct or breach of this Agreement by the Indemnified Party. The provision of remedies pursuant to this Section 11(b) are the sole and exclusive remedies for an indemnification claim subject to this Section 11(b).
12.Limited Warranties. EXCEPT AS EXPRESSLY PROVIDED PURSUANT TO THE PRE-COMMISSIONING COMPLETION WARRANTY SET FORTH IN SECTION 4(b) AND SECTION 5 HEREIN, THE PRODUCTS ARE PROVIDED “AS IS”, AND COMPANY AND ITS SUPPLIERS MAKE NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO PRODUCTS OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR THOSE ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER COMPANY NOR ANY OF ITS SUPPLIERS WARRANT THAT THE PRODUCTS OR ANY PART THEREOF WILL

MEET DISTRIBUTOR’S REQUIREMENTS OR BE UNINTERRUPTED, OR ERROR-FREE, OR THAT ANY ERRORS IN THE PRODUCTS WILL BE CORRECTED.
13.Term and Termination.
(a) The term of this Agreement shall commence on the Effective Date and terminate on December 31st, 2021 (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for three (3) year renewal terms (each a “Renewal Term”), unless not extended by either Party pursuant to the following sentence (the Initial Term and any Renewal Term, together, the “Term”). Commencing six (6) months prior to the expiration of the Initial Term or any Renewal Term, the Parties shall discuss whether to extend the Term for the immediately succeeding Renewal Term, upon mutually-agreed terms; provided, that if the cumulative target established pursuant to Section 2(e) for the concluding Initial Term or Renewal Term (as applicable) has been satisfied, neither Party may prevent the Term for extending for the immediately succeeding Renewal Term. During each such six (6) month period, neither Party may terminate this Agreement. Subject to the foregoing, if the cumulative target for the concluding year has not been satisfied, then upon the conclusion of such six (6) month period, either Party may, without liability, terminate the Agreement by written notice to the other Party, with such termination to become effective upon the expiration of such calendar year (without renewal).
(b) Termination for Cause. Except as set forth in the last sentence of this Section 13(b), if either Party defaults in the performance of any material provision of this Agreement, then the non-defaulting Party may give written notice to the defaulting Party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting Party gives such notice and the default is not cured during the thirty-day period, then the Agreement shall automatically terminate at the end of that period. Notwithstanding the foregoing, if Distributor breaches the provisions of Section 9 hereof, then the Company shall be entitled to terminate this Agreement effective immediately upon delivery of written notice to Distributor.
(c)    Termination for Insolvency and Related Events. This Agreement shall terminate, without notice, (i) upon the institution by or against either Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party’s debts, (ii) upon either Party’s making an assignment for the benefit of creditors, or (iii) upon either Party’s dissolution or ceasing to do business.
(d) Effect of Termination. Purchase orders and services contracted during the Term shall survive the expiration or earlier termination of the Agreement. Subject to the foregoing, if this Agreement is terminated, then all of Distributor’s rights and licenses with respect to the Products shall terminate, provided that each Customer license granted in accordance with this Agreement shall survive in accordance with its terms, subject to termination for default in accordance with its terms. Upon termination, Distributor must destroy all any and all promotional literature, price quotations, order forms, data, information and other items received by Distributor from Company in connection with this Agreement.
(e) Limitation of Liability. In the event of termination by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either Party. Termination shall not, however, relieve either Party of any obligations incurred prior to the termination, including, without limitation, i) the obligation of Distributor to pay Company for Products purchased prior to such termination or ii) the obligation of Company to provide purchased Products to Distributor.
(f) Survival of Certain Terms. The provisions of Sections 1 and Sections 9-13, and Section 17-18 of this Agreement, and all payment obligations incurred during the term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.
14.Import and Export Requirements. Distributor shall, at its own expense, pay all import and export licenses and permits, customs charges and duty fees, if any, and shall take all other actions, if any, required to accomplish the export and import of the Products purchased by Distributor. The Products are specifically subject to U.S. Export Administration Regulations. Distributor agrees to strictly comply with all export, re-export and import restrictions and regulations of the Department of Commerce or other agency or authority of the United States or the Territory or other applicable countries, and not to transfer, or authorize the transfer of, directly or indirectly, the Products or any direct product thereof to a prohibited country or otherwise in violation of any such restrictions or regulations. Distributor agrees to ensure that the Products provided hereunder are only installed in the Territory. Distributor’s failure to comply with this Section is a material breach of this Agreement.
15.Compliance with Laws; Business Practices.
(a)    Each Party shall comply with, and ensure that its contractors and employees comply with, all laws and regulations of the United States and all other jurisdictions in which such Party carries out activities under or related to this Agreement, including laws prohibiting bribery and other unethical business practices. Without limitation, the Parties’ performance of this Agreement shall comply with including, but not limited to the Foreign Corrupt Practices Act of 1977 of the United States and, as applicable, the Improper Solicitation and Graft Act (Kim Young Ran Act), and, all other applicable anti-corruption legal requirements and with all applicable embargo and other economic sanctions legal requirements.
(b)    Notwithstanding any provisions herein to the contrary, each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, Affiliates, employees and representatives from and against any claim, loss, damages, liability, expense or cost of whatever nature, including reasonable attorneys’ fees and costs, arising out of or related to such Party’s or its employee’s or agent’s failure to comply with applicable law as provided in this Section 15(a). The obligation of each Party under this Section 15 shall survive the termination or expiration of this Agreement. Any breach or threatened breach of Section 15(a) by a Party shall give the other Party the immediate right to terminate this Agreement.
16.Export Compliance. Distributor shall not export, re-export, resell, ship or divert directly or indirectly any portion of the Products or other technical information supplied hereunder in any form, including without limitation any technical data furnished hereunder, to any country except as the laws of the United States of America expressly permit, or for which an export license or other governmental approval is required, without first obtaining such license or approval. This obligation shall survive any termination of this Agreement.

17.Limitation of Liability.
(a) Neither Company nor Distributor shall be liable to the other by reason of LOSS OF PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES (OR DIRECT DAMAGES IN THE CASE OF THE SUPPLIERS) ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR UNDER THIS AGREEMENT OR ANY USE OR INABILITY TO USE THE PRODUCTS OR EQUIPMENT, OR FOR BREACH OF THIS AGREEMENT. Each Parties’ TOTAL LIABILITY ARISING OUT OF OR UNDER THIS AGREEMENT, OR FOR BREACH OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED FOR ANY PURCHASE ORDER THE CONTRACT AMOUNT PURSUANT TO SUCH PURCHASE ORDER; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, COMPANY’S LIABILITY FOR PAYMENT OF A REFUND AMOUNT PURSUANT TO SECTION 4(b)(ii) SHALL NOT BE SUBJECT TO SUCH LIMITATION, BUT IN NO EVENT SHALL COMPANY’S LIABILITY FOR PAYMENT OF A REFUND AMOUNT EXCEED THE APPLICABLE REFUND CAP.
(b) Notwithstanding the limitations of liability set forth in Section 17(a), such limitations of liability shall not apply to or limit in anyway any liability of Distributor or Company (i) arising from fraud or willful misconduct or gross negligence of such Party; or (ii) in respect of any obligation of such Party to indemnify for third party claims pursuant to Section 11 (including without limitation in respect of costs and expense incurred by the indemnified Party in respect of such third party claim)

18.General.
(a) Governing Law. This Agreement is governed and interpreted in accordance with the laws of the State of California and the United States of America without reference to conflicts of laws principles and excluding the United Nations Convention on Contracts for the Sale of Goods.
(b) Dispute Resolution.
j.All controversies, claims, disputes or difference in connection with this Agreement shall be finally settled by arbitration administered by the Korean Commercial Arbitration Board (“KCAB”) in accordance with the International Arbitration Rules of the KCAB. The venue of arbitration proceedings and seat of arbitration shall be Seoul, the Republic of Korea.
k.The number of arbitrators shall be three, with Company and Distributor nominating one arbitrator each and the two arbitrators shall jointly nominate the third arbitrator.
(c) Assignment. Distributor shall not transfer, assign or delegate this Agreement or any rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of Company. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties to it and their respective heirs, successors, assigns and legal representatives.

(d) Merger, Modification and Waiver. This Agreement constitutes the entire agreement between Company and Distributor with respect to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard thereto. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, by Company shall be effective unless in writing. If there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order or other document, the terms and conditions of this Agreement shall prevail; provided, that if a specific provision of a Purchase Order expressly states that it prevails in the event of conflict with the terms and conditions of this Agreement, then such specific provision of such Purchase Order shall prevail. The waiver of one breach or default or any delay in exercising any rights shall not constitute a waiver of any subsequent breach or default.
(e) Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under any applicable statute or rule of law, it shall be replaced with the valid provision that most closely reflects the intent of the parties and the remaining provisions shall continue in full force and effect.
(f) Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered in person; by courier, overnight delivery, or confirmed fax; or mailed by first class, registered or certified mail, postage prepaid, to the address of the Party specified in this Agreement or such address as either Party may specify in writing. Such notice shall be deemed to have been given upon receipt.

Company	Distributor
Bloom Energy Corporation 4353 North 1st Street San Jose, California 95134 Attn: General Counsel	SK D&D Co., Ltd. 332, Pangyo-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea Attn: Risk Management Team
(g) Counterparts. This Agreement may be executed in any number of separate counterparts and delivered by electronic means (including in Portable Document Format (.PDF) and digital signature formats such as DocuSign), each of which shall be deemed an original and all of which together shall constitute one instrument.
(h)    Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

COMPANY BLOOM ENERGY CORPORATION	distributor SK D&D Co., LTd.
By: /s/ KR Sridhar	By: /s/ Stefan Yoonsong Ham
Name: KR Sridhar	Name: Stefan Yoonsong Ham
Title: Chairman & CEO	Title: President & CEO
Date: January 30, 2019	Date: January 30, 2019

EXHIBIT A
to Preferred Distributor Agreement

COMPANY-REQUIRED ANCILLARY EQUIPMENT

1.Exhaust kit (only for stacked units)
2.Interface frame, stacked (only for stacked units)
3.Mechanical installation kit
4.Electrical installation kit
5.Plumbing installation kit
6.Telemetry cabinet
7.Water Distribution Module
8.Water Distribution Module installation kit
9.Cosmetic side panels
10.Cosmetic rear panels (if systems not installed back-to-back)
11.Forklift cover panels
12.Varmint protection kit
13.Signage kit
14.Installation alignment fixture

EXHIBIT B
to Preferred Distributor Agreement

PERMITTED SUBCONTRACTORS

EXHIBIT C
to Preferred Distributor Agreement

FORM OF PURCHASE ORDER

[To be agreed in writing by the Parties.]
[Signatures Follow]
IN WITNESS WHEREOF, the Parties have caused this Purchase Order to be executed by their duly authorized representatives.

PROPOSED: SK D&D Co., LTd.	ACCEPTED: BLOOM ENERGY CORPORATION
Signature:	Signature:
________________________________	________________________________
Name:	Name:
________________________________	________________________________
Title:	Title:
________________________________	________________________________
Date:	Date:
________________________________	________________________________

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
EXHIBIT D
to Preferred Distributor Agreement

FORM OF NOTICE OF COMMISSIONING COMPLETION

Installation Information and Notice of Acceptance

Customer:    {Insert Contract Customer Name}

Customer Address:         {Insert Site Address}
        {Insert City, State, Zip}

Site Address:         {Insert Site Name (Site ID)}
        {Insert Site Address}
        {Insert City, State, Zip}

Bloom Energy Sales Order Number:

Installation Information

Product	Serial Number	Shipment Date	Installation Complete Date	Full Power Date

Acceptance Details

By signing below, Bloom Energy represents that the Product in aggregate at the installation Site has passed the following Commissioning tests:

Test Name	Date	Status
Electrical Tie In Connection		Complete
Commissioning Complete		Complete
System Startup		Complete
Permission to Operate		Complete
Full Power Date		Complete
Bloom Energy Corporation Signature Name Date